Exhibit 99.1

Conference call:	Today, Wednesday, March 14, 2007 at 4:30 P.M. EDT
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-896-6010 or 415-537-1960

Wave Q4 and Full-Year 2006 Revenues Rise 149% and 206% to $866,000 and
$3.1 Million, Respectively, on Continued Strength in OEM Software Royalties

Lee, MA — March 14, 2007 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the fourth quarter (Q4) and year ended December 31, 2006 and reviewed recent corporate progress and developments.

Principally reflecting a 155% increase in license revenues in Q4 2006 versus last year, Wave’s Q4 2006 net revenues rose to $866,000, compared to Q4 2005 net revenues of $348,000 and Q3 2006 net revenues of $846,000.  The improvement in license revenues was principally due to royalties earned from increased shipments of Wave software by Wave’s OEM partners.  Wave’s services revenues in Q4 2006 were $12,000 versus services revenue of $13,000 in the year ago period.

For Q4 2006 Wave reported a net loss of $4.8 million, or $0.12 per basic share, including non-cash, share-based compensation expense of $414,268, or $0.01 per basic share, recorded in accordance with the implementation of SFAS 123(R) for “Share-based Payment,” effective January 1, 2006.  Wave’s Q4 2005 net loss of $4.5 million, or $0.15 per basic share, did not include any share-based compensation expense.  Per share figures are based on a weighted average number of basic shares outstanding in the fourth quarters of 2006 and 2005 of 41,054,796 and 29,711,000, respectively.  Wave’s shares outstanding and loss per share figures for the fourth quarter and full year periods in 2006 and 2005 have been adjusted to reflect the Company’s 1-for-3 reverse stock split that went into effect on July 26, 2006.

For the full year 2006, Wave’s net revenues rose by 206% to $3.1 million, compared to net revenues of $1.0 million in the prior year.  For 2006 Wave reported a net loss of $18.8 million, or $0.51 per basic share, including non-cash, share-based compensation expense of $1,556,043, or $0.04 per basic share.  Wave’s net loss of $17.6 million, or $0.63 per basic share, in 2005 did not include any share based compensation expense.  The weighted average number of basic shares outstanding in 2006 and 2005 were 36,735,059 and 27,726,221, respectively.

Balance Sheet Snapshot & Auditor’s Opinion Letter Disclosure

As of December 31, 2006 Wave had total current assets of $8.8 million, working capital of approximately $5.4 million and no long-term debt.  Pursuant to Rule 4350 of the NASD Marketplace Rules, Wave is announcing, as it has done the past two years at this time, that its auditors’ opinion letter which will be contained in Wave’s Form-10-K for the year ended December 31, 2006 raises “substantial doubt” about Wave’s ability to continue as a going concern given its recurring losses from operations, working capital position and its accumulated deficit.

Steven Sprague, Wave’s president and CEO, commented, “Though the formation of a global market for trusted computing solutions remains in the early stages, during 2006 Wave continued to expand its market position, base of industry relationships and the breadth of its product offerings, including both PC and server applications.  Importantly, this progress was reflected in increased revenues as key PC OEM partners commenced their bundled shipments of Wave’s EMBASSY Trust Suite software.  While there have been normal delays and challenges as the market becomes better educated and the decision making on deployment strategy proceeds, trusted computing deployment has continued to expand.  Industry analysts estimate that the total installed base of PCs with enabling TPM security chip technology exceeds 50 million deployed units, and we believe that the rate of TPM deployment of this technology will accelerate through 2007.

“Our key distribution relationships remain with partners Dell, Intel and Gateway.  In addition, Seagate has announced plans to launch an innovative full disc encryption (FDE) drive.  The FDE technology, when combined with the benefits of a TPM and Wave’s software, can deliver a powerful and compelling security solution for data at rest.  We believe that the launch of the FDE will help to drive adoption of trusted computing technology.  Today we also announced the completion of a licensing agreement with Seagate to allow our software to be bundled with their FDE drives.

“In summary, we are pleased with our achievements during 2006 and the progress in the deployment of our technology through our industry partner relationships.  We are also encouraged by the growing interest in our products expressed by enterprises and government agencies.  While we cannot predict or guarantee the timing or magnitude of their possible adoption plans, we believe that the level of interest and resource commitment being put forth to evaluate and test trusted computing solutions, combined with the growing penetration of TPM-enabled computers worldwide, suggests that a substantial market opportunity for our products is developing.  We believe that our early spade work will continue to benefit us as the market develops.”

Summary of recent progress/developments:
(for more details, please visit www.wave.com):

•                  Seagate Technology: Wave recently completed a licensing agreement which provides Seagate with the right to bundle and ship Wave’s software with Seagate’s FDE drives.  Under the agreement, Seagate will pay to Wave a per-seat license royalty on certain shipments of FDE drives that include the EMBASSY (r) Security Center and Trusted Drive Manager software.  The contract does not provide for guaranteed minimum royalties or shipped quantities of units containing Wave software.  Earlier this week Seagate Technology announced limited availability of its Momentus® 5400 FDE.2 full disc encrypting notebook PC hard drives for ASI Computer Technologies, a leading channel provider of laptop PCs.  The drives feature Wave’s Embassy Security Center’s Trusted Drive Manager software, which simplifies setup and configuration of the drives and makes it easy for administrators and users to create and back up passwords, and for administrators to control hard drive policies and security settings.

•                  Embassy Trust Suite - Windows Vista: In early March, Wave announced support for Microsoft’s new Windows Vista operating system and compatibility with Wave’s latest version of its EMBASSY® Trust Suite software.  Wave’s software is Windows Vista ready and builds upon the new operating system’s data protection feature set, providing full-featured EMBASSY solutions for data protection, strong authentication and interoperable TPM system management.

•                  Launch of EMBASSY® Remote Administration Server (ERAS): In late January 2007, Wave introduced ERAS, designed to enable enterprise adoption of TPM and FDE drive capabilities and deployment of trusted computing within business infrastructure.  ERAS is the industry’s first solution that can control secure devices from a central server creating a unified trust network for broad, no-touch, deployment and management of FDE drives and TPM hardware security chips.

•                  TVTonic™ for Windows Media Center in Windows Vista: In mid January 2007, Wave’s Wavexpress subsidiary released a new version of its TVTonic application (www.tvtonic.com) that is designed to make optimal use of the power of Windows Media Center in Windows Vista.  TVTonic allows users to watch short-form online videos in a broadcast-like viewing experience.  TVTonic is available through Online Media in Windows Media Center on Windows Vista Home Premium and Ultimate Editions.

•                  Wave and Deepnet Security License Agreement: In early January 2007, Wave signed a license agreement with Deepnet Security, a leading provider of strong, two-factor authentication solutions, to permit Deepnet to arm Deepnet’s Smart ID™ virtual smart cards with Wave’s hardware-based security technology to protect users’ digital identities.  Wave’s technology is designed to enable the encryption keys used for and by Deepnet’s Smart ID virtual smart cards to be automatically generated and protected by the unique standards-based TPM chip.  This new level of security supports the advanced functionality of the Smart ID, which can hold users’ personal credentials inside the protected environment of the internal file system.  Under the agreement, Wave is to receive a per-unit royalty based on Deepnet’s distribution of products equipped with Wave’s technology.  The agreement does not provide for minimum royalties or distribution volumes.

•                  Wave and Dell Software License Agreement: In early December 2006, Wave signed an amendment to its software license agreement with Dell Products, L.P.  Pursuant to the amendment, Dell is now permitted to bundle another version of Wave’s software, Wave’s EMBASSY Trusted Drive Manager (ETDM), with certain hard drives it sells, and Wave is entitled to receive a per-unit royalty based on the volume of products shipped.  The agreement does not provide for minimum royalties or distribution volumes.

•                  Efficient Forms Utilizes eSign’s eSignature Solutions: In late November 2006, Wave’s eSign Systems division launched electronic signature and electronic vault enhancements for Efficient Forms’ industry leading electronic contracting and online insurance application solutions.  Both Efficient Forms solutions now integrate Wave’s eSign Transaction Management Suite into their core functionality, enabling users to create, sign, store, access and manage the lifecycle of legally binding signature processes and electronic records.

•                  Embassy Trust Suite for HP: In late November 2006, Wave’s EMBASSY® Trust Suite client software family completed thorough testing and was certified for use on HP business desktop and notebook PCs with a TPM that integrates the core elements of trust into the subsystem.

•                  Wave Re-Elected to Trusted Computing Group Board: In mid November 2006, Wave was re-elected to the Board of the Trusted Computing Group (TCG), an open industry standards organization whose specifications help vendors build products that let users protect critical data and information across a variety of devices and platforms.  Wave joins AMD, HP, IBM, Infineon, Intel, Lenovo, Microsoft, Fujitsu, Seagate and Sun to guide members and its work groups in development of industry specifications for hardware and software that protect PCs and other electronic devices from attacks of critical information and transactions.

•                  Trusted Computing PKI Enhancement:  In late October 2006, Wave and Operational Research Consultants, Inc. (ORC) launched an enhancement to the federal public key infrastructure (PKI) platform that strengthens the security of ORC’s ACES (Access Certificate for Electronic Services) and ECA (U.S. Government External Certificate Authority) certificates.  The enhanced solution is designed to allow the private key for ACES and ECA certificates to be automatically generated and protected by the PC’s TPM.

•                  Ingram Micro Europe Distribution Agreement:  In late October 2006, Wave appointed Ingram Micro Europe, Inc. as a non-exclusive distributor of Wave’s products in Europe, the Middle East and Africa.  Though there are no minimum commitments or quantities under this agreement, Wave expects businesses throughout these territories to have greater access to its EMBASSY line of enterprise security software, the business security features of which include policy management, data protection, password management and strong pre-boot authentication.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.
Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$7,966	$2,006
Accounts receivable	636	335
Prepaid expenses	207	140
Total current assets	8,809	2,481

Property & equipment, net	420	754
Other assets	131	195
Total assets	9,360	3,430

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	3,035	3,089
Deferred revenue	404	504
Total current liabilities	3,439	3,593

Liability for warrants containing cash settlement provisions	—	3
Total liabilities	3,439	3,596

Total stockholders’ equity (deficit)	5,920	(166)
Total Liabilities and Stockholders’ Equity	$9,360	$3,430

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2006	2005	2006	2005
Revenues
Licensing	854	335	2,672	974
Services	12	13	444	44
Total net revenues	$866	$348	$3,116	$1,018

Cost of Sales
Licensing	208	183	701	682
Services	2	13	283	45
Total Cost of Sales	210	196	984	727

Gross Profit	656	152	2,133	292

Operating Expenses:
Selling, general and administrative	3,198	2,839	12,598	11,560
Research and development	2,311	1,846	8,486	6,938
Total Expenses	5,509	4,685	21,084	18,498

Net Interest income	85	14	164	71
Gain (loss) on sale of marketable securities	—	(11)	—	81
Unrealized gain in value of warrant liability	—	35	3	490
Other income	—	—	—	2
	85	38	167	644
Net loss	(4,767)	(4,495)	(18,785)	(17,562)

Net loss per share — basic*	$(0.12)	$(0.15)	$(0.51)	$(0.63)

Adjusted weighted average shares outstanding — basic*	41,055	29,711	36,735	27,726

**             In late July 2006 the company effected a 3-for-1 reverse split of its common stock.  The net loss per basic share and basic weighted average shares outstanding in the three-month and twelve-month periods of 2005 have been retroactively adjusted to reflect the impact of the reverse split.